Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	Chief Financial Officer	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

MERITAGE HOMES CORPORATION TO ACQUIRE

GREATER HOMES OF ORLANDO, FLORIDA

Dallas and Scottsdale, Arizona (August 24, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced that it has entered into a definitive agreement to purchase Greater Homes, Inc. (“Greater Homes”), a privately-held builder of single-family and vacation homes in Orlando, Florida.  The acquisition is expected to close in early September and is subject to the satisfaction of certain conditions.  Greater Homes expects to close approximately 600 homes in 2005 at an average selling price of about $267,000, resulting in home closing revenue of $160 million.

“This acquisition is an integral part of the Meritage growth strategy, particularly in the state of Florida, where more single-family housing permits were issued than any other state in 2004,” said John R. Landon, Meritage Co-Chairman and CEO.  “The addition of Greater Homes to the Meritage family expands our presence in Orlando, the ninth largest single-family housing market in the nation.  We believe Greater Homes will complement our existing start-up operation in Central Florida, which we announced in December 2004.”

“We consider Greater Homes to be a great cultural fit with Meritage and are also pleased to announce that its management team, led by CEO Bob Mandell, will remain with the Company,” added Mr. Landon.  “We believe that Greater Homes’ 40-year presence in the Orlando housing market coupled with Bob’s 20 plus years of active involvement with the Company are key factors in the past and future success of this operation.  We are very excited about the growth opportunities that Bob and his team will bring to Meritage.”

“Meritage has a great reputation and a solid history of success, and I look forward to being part of its expansion into Florida,” said Mr. Mandell.  “The fact that Meritage has chosen Greater Homes as a partner in its expansion into Central Florida is a testament to the strength of our management team as well as our own history.  My dad, Lester Mandell, and my uncle, Lester Zimmerman, founded our company in 1965 and it’s been a great 40 years.  I am excited about continuing the development of Greater Homes in the Orlando area with Meritage.”

Greater Homes was advised on this transaction by Deutsche Bank.

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Fortune magazine recently ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company has built approximately 40,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top 10 single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning the growth opportunities that Greater Homes will bring to Meritage; continuing the development of Greater Homes with Meritage; that Greater Homes expects to close approximately 600 homes at an average selling price of about $267,000, resulting in home closing revenue of $160 million;  and that this acquisition is expected to close in early September.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

With respect to the Greater Homes acquisition, these uncertainties include:  that the Greater Homes acquisition will not close; the risks that the Greater Homes business will not be integrated successfully; that market and financing synergies anticipated from the acquisition may not be fully realized or may take longer to realize than expected; that unanticipated expenses and liabilities may be incurred; and that the combined companies will lose key employees or suppliers.

Meritage’s business is subject to a number of risks and uncertainties including: interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our Greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended June 30, 2005.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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